Exhibit 99.1

Contact:

Scott C. Harvard
President and CEO
(540) 465-9121
sharvard@therespowerinone.com

News Release
February 14, 2012

First National Corporation Names Dysart Senior Executive Vice President and Chief Credit Officer

First National Corporation (the “Company”) announced today that Dennis Dysart has been promoted to Senior Executive Vice President and Chief Credit Officer of the Company and its wholly-owned subsidiary, First Bank (the “Bank”). In his new role as Chief Credit Officer, Dysart will have responsibility for the entire Credit Administration function, including policy management, special assets, collections, product development, risk grading, and other special projects. Mr. Dysart began his career with First Bank in 1993, and has served the Bank in a number of key positions. Previously, Dysart served as the Bank’s Executive Vice President and Chief Administrative Officer from 2005 through May 2011 and as its Chief Operating Officer since May 2011. From January 2011 to May 2011, Dysart took on the added role of Interim Chief Executive Officer following the departure of the former Chief Executive Officer.

Scott C. Harvard, President and Chief Executive Officer, stated, “We are pleased to have someone of Dennis’s skill and experience taking on the role of Chief Credit Officer at such a critical time for our banking organization. Dennis has demonstrated excellent leadership across all areas of the Bank and will help build a strong credit function to support the future of the Company. His commitment to our bank, our customers, our communities and our stockholders is exceptional and will serve all in good stead. I look forward to working with Dennis as we embark on our goal of rebuilding the best independent banking company serving Winchester, Frederick, Warren and Shenandoah Counties.”

Mr. Dysart graduated Magna Cum Laude from Bridgewater College with a B.S. degree in Business Administration and Economics. In 1997, he completed the Jack T. Conn Graduate School of Community Banking at Oklahoma City University. His accomplishments within the banking industry include serving as a member of the board of Bankers Investments, which led a consortium of banks from across Virginia in the development of a bank owned broker-dealer. Dysart also served on the Virginia Bankers Association Retail Executives Committee.

Mr. Dysart also developed the current branch design for First Bank that incorporates service platforms supported by superior technology and customer service. He was responsible for managing construction for the Company when it expanded from five retail branches to ten branches, including the acquisition of a retail branch in Woodstock from a larger bank competitor.

The consummate community banker, Dysart has a track record of giving back to the community. He has served as the Past Chairman of Shenandoah Parks and Recreation Committee, on the Board of the Shenandoah Education Foundation, and as the Secretary/Treasurer of the Strasburg Community Scholarship Trust Fund, Inc. Most recently, Dennis played a pivotal role in acquiring a $500,000 grant for the Alms House in Woodstock, a multifamily housing facility serving people in need of housing.

Doug Arthur, Chairman of the Board of Directors, added, “Dennis continues to demonstrate strong leadership within our organization and excellence in the execution of everything he does. The board is excited about his appointment to this very important position in the Company,” he stated.

Dennis and his family live in Edinburg, Virginia.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other reports, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.